FT SERIES, INC.

Amendment No. 1

BYLAWS

	THESE Bylaws are amended as follows:

	Delete Section 2 of Article I and substitute in its place the following:



"Section 2.  SPECIAL MEETINGS.  Special Meetings of
Shareholders of the Company or of a particular Series or Class may be called by the Chairman, or by the Board of Directors; and shall be called by the Secretary whenever ordered by the Chairman, any Director, as requested in writing by shareholders entitled to cast at least 25% of the voter shares, or holders of shares entitled to cast not less than 10% of the votes at the meeting. Such request shall state the purpose of such meeting and the matters proposed to be enacted threat, and no other business shall be transacted at any such special meeting. The Secretary shall inform such shareholders of the reasonable costs of preparing and mailing the notice of the meeting, and upon payment to the Corporation of such costs, the Secretary shall give not less than ten on or more than 90 days notice of the meeting. Unless requested by Shareholders entitled to cast a majority of all the votes entitled to be cast as the meeting, a special meeting need not be called to consider any matter which is substantially the same as a matter voted on at a special meeting of the Shareholders held during the preceding 12 months."



INTERNATIONAL SERIES, INC.

(formerly:  FT Series, Inc.)

Amendment #2
to the By-Laws

(effective February 23, 1998)


Delete Sections 1, 2, 3, 4 & 5 from Article IV, OFFICERS, and replace with the following:

Section 1.  GENERAL PROVISIONS.  The Officers of the
Corporation shall be a President, one or more Vice Presidents, a Treasurer, and a Secretary. The Board of Directors, in its discretion, may elect or appoint a Chairman of the Board of Directors and other Officers or agents, including one or more Assistant Vice Presidents, one or more Assistant Secretaries, and one or more Assistant Treasurers. A Vice President, the Secretary or the Treasurer may appoint an Assistant Vice President, an Assistant Secretary or an Assistant Treasurer, respectively, to serve until the next election of Officers. Two or more offices may be held by a single person except the offices of President and Vice
President may not be held by the same person concurrently. It shall not be necessary for any Director or any Officer to be a holder of shares in any Series or Class of the Corporation.

Section 2.  ELECTION, TERM OF OFFICE AND
QUALIFICATIONS. The Officers shall be elected annually by the Board of Directors at its Annual Meeting. Each Officer shall hold office for one year and until the election and qualification of his successor, or until earlier resignation or removal. The Chairman of the Board of Directors, if there is one, shall be elected annually by and from the Directors, and serve until a successor is so elected and qualified, or until earlier resignation or removal.

Section 3.  REMOVAL.  Any Officer elected by the Board of
Directors or whose appointment has been ratified by the Board of Directors may be removed with or without cause at any time by a majority vote of all of the Directors. Any other employee of the Corporation may be removed or dismissed at any time by the President.

Section 4. RESIGNATIONS. Any Officer may resign at any time by giving written notice to the Board of Directors. Any such resignation shall take effect at the time specified therein or, if no time is specified, at the time of receipt. Unless otherwise specified , the acceptance of such resignation shall not be necessary to make it effective.

Section 5. VACANCIES. Any vacancy in any of the offices, whether by resignation, removal or otherwise, may be filled for the unexpired portion of the term by the President. A vacancy in the office of Assistant Vice President may be filled by a Vice President; in the office of by the Secretary; or in the office of Assistant Treasurer by the Treasurer. Any appointment to fill any vacancy shall serve subject to ratification by the Board of Directors at its next Regular Meeting.



International Series, Inc.

Amendment #3
to the By-Laws

(effective February 27, 1998)


Delete Section 7 Proxies of Article I, Meetings of Shareholders, and replace with the following:

Section 7. PROXIES. Any Shareholder entitled to vote at any meeting of Shareholders may vote either in person or by proxy, but no proxy which is dated more than eleven months before the meeting named therein shall be accepted unless otherwise provided in the proxy. Every proxy shall be in writing and signed by the Shareholder or his duly authorized agent or be in such other form as may be permitted by the Maryland General Corporation
Law, including electronic transmissions from the shareholder or his authorized agent. Authorization may be given orally, in writing, by telephone, or by other means of communication. A copy, facsimile transmission or other reproduction of the writing or transmission may be substituted for the original writing or transmission for any purpose for which the original transmission could be used. Every proxy shall be dated, but need not be sealed, witnessed or acknowledged. Where Shares are held of record by more than one person, any co-owner or co-fiduciary may appoint a proxy holder, unless the Secretary of the Corporation is notified in writing by any co-owner or co-fiduciary that the joinder of more than one is to be required. All proxies shall be filed with and verified by the Secretary or an Assistant Secretary of the Corporation, or the person acting as Secretary of the Meeting.
Unless otherwise specifically limited by their term, all proxies shall entitle the holders thereof to vote at any adjournment of such meeting but shall not be valid after the final adjournment of such meeting.



	International Series, Inc.
Amendment #4
to the By-Laws
(effective May 12, 1998)

Strike Section 3 - Place of Meetings from Article I - Meeting of
Shareholder and
replace it with the following:
Section 3.  PLACE OF MEETINGS.  All meetings of the
Shareholders of the Corporation or a particular Series or Class, shall be held at such place within or without the State of Maryland as may be fixed by the Board of Directors.